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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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         (as permitted by Rule 14a-6(e)(2))
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    [_]  Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  RYERSON INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                 HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
                                       AND
            HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X] No fee required.
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

The following press release was issued by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. on August 15, 2007.

                 HARBINGER CAPITAL PARTNERS ASKS STOCKHOLDERS:
                DO YOU TRUST RYERSON'S BOARD TO MAXIMIZE VALUE?

    ----------------------------------------------------------------------

NEW YORK, AUGUST 15, 2007 - Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, "Harbinger") today issued a Letter to Ryerson Inc.'s (NYSE: RYI) stockholders. This and other information related to Ryerson is accessible on the Internet at www.maximizeryersonvalue.com. The following is the text of the letter to stockholders:

Dear Ryerson Stockholder:

Do you trust Ryerson's Board of Directors to maximize the value of your investment in Ryerson? As Ryerson's largest stockholder, holding over 9.5% of the stock, we do not. The company has tried any number of ways to mischaracterize our effort to elect a slate of independent and experienced directors. They have accused us of wanting to control the company. They have accused us wanting to prevent you from voting on the Platinum Equity transaction. In fact, however, our interests, and yours, are aligned: we each want to maximize the value of our investment in Ryerson. From a history of lackluster operating performance, to their embrace of an unreliable, below-market bid for the company, the Ryerson Board has again and again failed in this essential task.

      THE CURRENT RYERSON BOARD WANTS STOCKHOLDERS TO HELP THEM SAVE FACE

                   CEO NEIL NOVICH WANTS YOU TO SAVE HIS JOB

   HARBINGER WANTS TO ENSURE THAT ALL STOCKHOLDERS RECEIVE MAXIMUM VALUE FOR
      THEIR SHARES AND ARE PROTECTED IN A PERIOD OF HEIGHTENED VOLATILITY

We believe that the current Board and management team have consistently and repeatedly disregarded stockholder rights and failed to enhance value for the Company's stockholders. There is no hiding from the facts: Ryerson's performance, relative to steel and service center peers, has been dismal. While Ryerson is one of the leading metal service center companies in terms of revenues, management has been unable to translate that position into value for stockholders. Over the time period from 1998 to 2006 when Ryerson's stock price declined nearly 16%, the Service Center composite experienced a 267% gain. Ryerson's claimed "best measure of financial performance" ROIC of 12% for the first half of 2007 is less than their average weighted cost of capital of 11.5% to 14.5%. In other words, they destroy value for each dollar of invested capital!

We nominated a slate of independent directors with the experience and expertise to put Ryerson on the path to executing its strategic plan, improving operations and enhancing profitability. How did the Ryerson Board react?

         o     They   delayed   indefinitely   the  Annual   Meeting,   denying
               stockholders the right to vote for new leadership.

         o They engaged in a strategic review process triggered not by market opportunities or operational demands, but by their desire to preserve the current management and avoid being fired by shareholders.

         o While the market expressed confidence in the potential value of Ryerson by driving the stock price as high as $44.00 on May 9, 2007, they accepted a TAKE-UNDER bid that keeps management in place but pays stockholders only $34.50, for a discount of 1.3% to the closing price on the day before the announcement of the transaction and a 21.6% discount to the May 9 price.

         o They defended their actions based on an analysis of fair value predicated on the same flawed execution and low performance hurdles that has made multi-millionaires of those individuals who have consistently failed to deliver value to stockholders.

         o In an uncertain debt market, they signed an agreement for a leveraged buy-out that gives Platinum Equity the unilateral ability to walk from the deal by paying a $25 million reverse termination fee, leaving stockholders at risk for a broken transaction or renegotiation by Platinum Equity.

         o They have denigrated our directors, attacking with particular venom the record of Eugene Davis, Daniel Dienst and Gerald Morris with Metals USA, Inc. But they cannot dispute the results: the sale price for Metals USA in the Apollo transaction represented a 95.9% compounded annual return from its emergence from bankruptcy in November 2002 to the announcement of the transaction in May 2005. During the same period, Ryerson's stock produced only about a third of that return.

         o They have resorted to scare tactics, claiming that the election of the Harbinger nominees will result in the acceleration of the company's debt. However, we believe that the Ryerson board has the ability to prevent the acceleration of that debt by approving the election of the Harbinger nominees. If the incumbents would be willing to have the company's debt accelerate in order to preserve themselves in office, we believe that speaks volumes about how this board measures their own interests against those of the stockholders.

                BLINDLY SUPPORTING THE PLATINUM EQUITY OFFER MAY
                    RESULT IN SIGNIFICANT VALUE UNREALIZED.

Ryerson has made much of the fact that we have not committed to supporting the Platinum Equity bid. Quite simply, we are not prepared to rubber stamp this transaction and leave the company's future in the hands of this Board. In a message to company employees after the announcement of the Platinum Equity transaction, CEO Neil Novich stated: "THERE WILL BE AN INCREASED SENSE OF URGENCY RELATED TO OUR FINANCIAL PERFORMANCE. WHILE OUR STRATEGIC DIRECTION WILL REMAIN THE SAME, THERE WILL BE A GROWING EMPHASIS ON FINANCIAL RESULTS." If there is value to be realized at Ryerson, why should Platinum Equity and Ryerson's management be the only investors to benefit from that value?

Make no mistake, our goal is to maximize the value of our investment. IN THIS OUR INTERESTS, AND YOURS, ARE COMPLETELY ALIGNED. That is why we have selected a slate of directors who are independent and accomplished, with a wide range of complimentary experience and expertise, and with a shared commitment to maximize stockholder value.

IF THE PLATINUM EQUITY OFFER IS IN FACT THE BEST ALTERNATIVE, WE EXPECT THE HARBINGER NOMINEES WILL SUPPORT THAT TRANSACTION AND WILL STAND FIRM IN FAVOR OF SHAREHOLDERS DURING A TIME OF FINANCIAL MARKET UNCERTAINTY.

Harbinger has nominated a slate of seven highly experienced individuals because we believe they are uniquely qualified to review the Platinum Equity transaction and will act in the best interests of all Ryerson stockholders. They are fully prepared to undertake this review, working expeditiously and within the terms of the merger agreement, including moving towards a vote in the fourth quarter of 2007.

Most importantly, we believe Harbinger's nominees are the best choice shareholders have to protect their interests in a period of heightened uncertainty. If the current Board maintains control, we fear that Platinum Equity may exploit these circumstances by seeking to "re-cut" its deal with only a break-up fee of less than $1 per share to stand in its way. Harbinger does NOT want to find shareholders facing the choice between a lowered bid or suffering through another year of watching Ryerson wallow in mediocrity.

    VISIT OUR WEBSITE AT WWW.MAXIMIZERYERSONVALUE.COM AND SEE FOR YOURSELF.

Stockholders can judge the experience and qualifications of our nominees for themselves. Our nominees boast 71 years of relevant industry experience and range from veterans of the metal services and related industries to specialists in logistics, distribution, corporate restructuring and finance. Visit our website at www.maximizeryersonvalue.com to read about our nominees and their experience, and decide for yourself who is best positioned to guide our mutual investment.

We strongly encourage Ryerson stockholders to sign, date, and return the GREEN proxy card that they have received. If you have previously signed a white proxy card, you can revoke that vote by immediately signing, dating and mailing the GREEN proxy card you received in the mail.

Stockholders who have questions about Harbinger's solicitation, or need assistance in voting their GREEN proxy card, should call Harbinger's proxy solicitors, Innisfree M&A Incorporated, Toll-Free at 888-750-5834 or 212-750-5833 (call collect).

ABOUT HARBINGER CAPITAL PARTNERS
The Harbinger Capital Partners investment team located in New York City manages in excess of $12 billion in capital as of August 1, 2007, through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on medium to long-term equity investments with a primarily long bias, with flexibility to use other investment strategies and types of securities when attractive opportunities arise.

Investor contact:
Harbert Management Corporation - John McCullough - 205-987-5576

Media contact:
Sard Verbinnen & Co - Dan Gagnier or Robin Weinberg - 212-687-8080


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